Exhibit 99.1

PRESS RELEASE
Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Rob Fink/Brett Maas
Investor Relations	Hayden - IR
775-356-9029 (ext. 65726)	646-415-8972/646-536-7331
slavi@ormat.com	rob@haydenir.com / brett@haydenir.com

Ormat Technologies Reports 2017 Second Quarter Earnings

Total Revenues increased 12% and Net income attributable to the company's shareholders increased 44%

Company Reiterates Full-Year Guidance

RENO, Nev. August 3, 2017 - Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter ended June 30, 2017.

Financial Summary:

($ millions, except per share amounts)	2Q 2017	2Q 2016	Change
Revenues
Electricity	$111.8	$104.0	7.5%
Product	$67.6	$55.9	21.0%
Total Revenues	$179.4	$159.9	12.2%
Gross profit	$70.5	$65.8	7.1%
Gross margin (%)	39.3%	41.2%	(4.6% )
Operating income	$53.2	$51.9	2.4%
Net income attributable to the Company’s shareholders	$35.0	$24.3	43.9%
Diluted EPS	$0.69	$0.49	40.8%

Adjusted Net income attributable to the Company’s stockholders (’1)	$29.5	24.3	21.3%
Adjusted Diluted EPS(1)	$0.58	$0.49	18.4%

Adjusted EBITDA	$88.1	$81.2	8.5%

Second Quarter 2017 Highlights and Recent Developments:

●	Total revenues of $179.4 million, up 12.2% compared to the second quarter of 2016:

o

Electricity segment revenues of $111.8 million, up 7.5% compared to the second quarter of 2016, mainly due to higher performance of our Puna plant as well as the consolidation of our Bouillante power plant in Guadeloupe;

o	Product segment revenues of $67.6 million, up 21.0% compared to the second quarter of 2016;

●	Electricity generation increased 2.4%, compared to the second quarter of 2017, from 1.30 million MWh to 1.33 million MWh;

__________________________________

[1] Adjusted Net income attributable to the Company’s stockholders and diluted EPS excludes $5.5 million and $0.11 per diluted share, respectively, of one-time benefit related to tax restructuring as will be fully described in our quarterly report on Form 10Q that will be filled with the SEC on August 4, 2017.

●	Gross margin was 39.3% of total revenues compared to 41.2% in the second quarter of 2016, due to lower margins in the product segment; Electricity segment margin increased to 41.5% from 40.2%;

●	Operating income increased 2.4% to $53.2 million compared to $51.9 million in the second quarter of 2016;

●	Net income attributable to the company's shareholders of $35.0 million, or $0.69 per diluted share, compared to $24.3 million, or $0.49 per diluted share, in the second quarter of 2016;

●	Adjusted net income attributable to the company's shareholders of $29.5 million, or $0.58 per diluted share, compared to $24.3 million, or $0.49 per diluted share, in the second quarter of 2016;

●	Adjusted EBITDA of $88.1 million, up 8.5% compared to $81.2 million in the second quarter of 2016;

●	Declared a quarterly dividend of $0.08 per share for the second quarter of 2017;

●	Product segment backlog remains strong at $192.0 million[2]; added approximately $50.0 million of new orders;

●

Executed a new portfolio power purchase agreement (portfolio PPA) with Southern California Public Power Authority (SCPPA), under which SCPPA will purchase 150MW of power generated by a portfolio of Ormat’s new and existing geothermal power plants beginning in the fourth quarter of 2017 at a fixed price of $75.50 per MWh; and

●	ORIX acquired 22% ownership stake in Ormat and the previously reported Commercial Cooperation Agreement entered into by Ormat and ORIX is now effective.

“Continued growth in our electricity segment and a strong quarter for our products segment enabled us to deliver 12.2% top-line growth in the second quarter,” commented Isaac Angel, Chief Executive Officer. “Our focus on streamlining our entire value chain over the past three years enabled us to increase electricity segment gross margin to 41.5% and to grow our Adjusted EBITDA by 8.5%, demonstrating the strength of our business.”

“During the second quarter we signed the new portfolio PPA with SCPPA. This portfolio PPA will enable both the development of multiple new projects as well as the sustainable operation of several of our existing geothermal power plants. With the SCPPA portfolio PPA in place, Ormat is well positioned for consistent growth in the US. Another recent noteworthy development is that with the closing of ORIX’s acquisition of an approximately 22% ownership stake in Ormat, the Commercial Cooperation Agreement that Ormat and ORIX executed in connection with that acquisition became effective last week, and we expect that it will expand our business opportunities in Asia and other key geographies and may also improve our access to capital,” added Mr. Angel.

Guidance

Mr. Angel added, “We reiterate our guidance and expect full-year 2017 total revenues between $680.0 million and $700.0 million with electricity segment revenues between $460.0 million and $470.0 million and product segment revenues between $220.0 million and $230.0 million. We expect 2017 Adjusted EBITDA between $340 million and $350 million for the full year. We expect annual Adjusted EBITDA attributable to non-controlling interest to be approximately $23.0 million.”

Second Quarter 2017 Financial Results

For the three months ended June 30, 2017, total revenues were $179.4 million, up from $159.9 million for the three months ended June 30, 2016, an increase of 12.2%. Electricity segment revenues increased 7.5% to $111.8 million in the three months ended June 30, 2017, up from $104.0 million for the three months ended June 30, 2016. Product segment revenues increased 21.0% to $67.6 million for the three months ended June 30, 2017, up from $55.9 million in the three months ended June 30, 2016.

__________________________________

2 Backlog as of August 3, 2017 includes revenues for the period between July 1, 2017 and August 3, 2017.

General and administrative expenses for the three months ended June 30, 2017 were $12.2 million, or 6.8% of total revenues, compared to $8.8 million, or 5.5% of total revenues, for the three months ended June 30, 2016. The increase was mainly due to a $2.1 million non-cash charge for stock-based compensation expense associated with the acceleration of the vesting period of the stock options of the CEO and the CFO as part of ORIX’s acquisition of 22% of ownership stake in Ormat; and $0.9 million of costs associated with the ORIX transaction and Ormat’s M&A activities.

The company reported net income attributable to the company’s shareholders of $35.0 million, or $0.69 per diluted share, compared to net income attributable to the company’s shareholders of $24.3 million, or $0.49 per diluted share, for the same period last year. Adjusted net income attributable to the company’s shareholders was $29.5 million, or $0.58 per diluted share, which excludes $5.5 million and $0.11 per diluted share, respectively, of one-time benefit related to tax restructuring.

Adjusted EBITDA for the three months ended June 30, 2017 was $88.1 million, compared to $81.2 million for the three months ended June 30, 2016, an increase of 8.5%. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flow information is set forth below in this release.

Dividend

On August 3, 2017, ORMAT’s Board of Directors approved a quarterly dividend of $0.08 per share pursuant to the company’s dividend policy. The dividend will be paid on August 29, 2017 to shareholders of record as of the close of business on August 15, 2017.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10 a.m. ET on Thursday, August 3, 2017. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Events & Presentations in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

Participant telephone numbers
Participant dial in (toll free):	1-877-511-6790
Participant international dial in:	1-412-902-4141
Canada Toll Free	1-855-669-9657

Conference replay
US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10110511

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 73 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 720 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,200 MW of gross capacity. Ormat’s current 727 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, Indonesia and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2017.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

###

Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Six-Month Periods Ended June 30, 2017 and 2016

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016

	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$111,777	$104,001	$227,553	$211,869
Product	67,587	55,860	141,709	99,586
Total revenues	179,364	159,861	369,262	311,455
Cost of revenues:
Electricity	65,439	62,243	131,475	125,929
Product	43,432	31,822	92,884	55,857
Total cost of revenues	108,871	94,065	224,359	181,786
Gross profit	70,493	65,796	144,903	129,669
Operating expenses:
Research and development expenses	1,050	595	1,652	944
Selling and marketing expenses	4,090	3,668	8,453	7,343
General and administrative expenses	12,201	8,783	22,150	17,532
Write-off of unsuccessful exploration activities	—	863	—	1,420
Operating income	53,152	51,887	112,648	102,430
Other income (expense):
Interest income	362	245	606	565
Interest expense, net	(14,540)	(18,401)	(29,463)	(34,424)
Derivatives and foreign currency transaction gains (losses)	1,703	(4,332)	3,041	(2,370)
Income attributable to sale of tax benefits	4,356	4,519	10,513	8,917
Other non-operating expense, net	6	49	(86)	240
Income before income taxes and equity in losses of investees	45,039	33,967	97,259	75,358
Income tax provision (benefit)	(6,369)	(7,890)	(17,255)	(17,399)
Equity in losses of investees, net	(428)	(1,144)	(2,027)	(2,081)
Net income	38,242	24,933	77,977	55,878
Net income attributable to noncontrolling interest	(3,206)	(584)	(7,629)	(2,258)
Net income attributable to the Company's stockholders	$35,036	$24,349	$70,348	$53,620

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.70	$0.49	$1.41	$1.09

Diluted:
Net Income	$0.69	$0.49	$1.39	$1.07

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	49,771	49,456	49,726	49,314
Diluted	50,624	50,137	50,559	49,977

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2017 and December 31, 2016

(Unaudited)

	June 30,	December 31,
	2017	2016

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$118,390	$230,214
Restricted cash, cash equivalents and marketable securities	49,510	34,262
Receivables:
Trade	79,587	80,807
Other	20,128	17,482
Inventories	18,569	12,000
Costs and estimated earnings in excess of billings on uncompleted contracts	59,901	52,198
Prepaid expenses and other	41,151	45,867
Total current assets	387,236	472,830
Investment in an unconsolidated company	13,957	—
Deposits and other	18,125	18,553
Deferred charges	43,598	43,773
Property, plant and equipment, net	1,526,485	1,556,378
Construction-in-process	408,939	306,709
Deferred financing and lease costs, net	5,186	3,923
Intangible assets, net	86,986	52,753
Goodwill	20,121	6,650
Total assets	$2,510,633	$2,461,569
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$101,827	$91,650
Short-term revolving credit lines with banks (full recourse)	30,000	—
Billings in excess of costs and estimated earnings on uncompleted contracts	17,574	31,630
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	32,608	32,234
Other loans	21,495	21,495
Full recourse	10,673	12,242
Total current liabilities	214,177	189,251
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	334,365	350,388
Other loans	252,085	261,845
Full recourse:
Senior unsecured bonds	203,678	203,577
Other loans	52,742	57,063
Accumulated losses of unconsolidated company in excess of investment	—	11,081
Liability associated with sale of tax benefits	48,810	54,662
Deferred lease income	53,036	54,561
Deferred income taxes	44,113	35,382
Liability for unrecognized tax benefits	6,015	5,738
Liabilities for severance pay	21,025	18,600
Asset retirement obligation	24,267	23,348
Other long-term liabilities	22,823	21,294
Total liabilities	1,277,136	1,286,790

Redeemable non-controlling interest	5,898	4,772

Equity:
The Company's stockholders' equity:
Common stock	50	50
Additional paid-in capital	875,591	869,463
Retained earnings (accumulated deficit)	274,566	216,644
Accumulated other comprehensive income (loss)	(6,933)	(7,732)
	1,143,274	1,078,425
Noncontrolling interest	84,325	91,582
Total equity	1,227,599	1,170,007
Total liabilities and equity	$2,510,633	$2,461,569

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three and Six-Month Periods Ended June 30, 2017 and 2016

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction cost, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA for the three-month and six months periods ended June 30, 2017 and 2016.

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016

	(in thousands)		(in thousands)
Net cash provided by operating activities	$42,695	$92,529	$114,158	$119,573
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	13,266	17,165	26,671	31,292
Interest income	(362)	(245)	(606)	(565)
Income tax provision	6,369	7,890	17,255	17,399
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	22,570	(42,519)	17,901	(12,437)
EBITDA	$84,538	$74,820	$175,379	$155,262

Mark-to-market gains or losses from accounting for derivatives	(940)	4,240	(2,463)	2,494
Stock-based compensation	3,630	817	5,343	1,659
Merger and acquisition transaction cost	900	500	1,700	647
Write-off of unsuccessful exploration activities	—	863	—	1,420
Adjusted EBITDA	$88,128	$81,240	$179,959	$161,482

Net cash used in investing activities	$(65,367)	$(10,669)	$(194,105)	$(55,289)
Net cash provided by (used in) financing activities	$(33,076)	$(37,802)	$(31,877)	$(57,647)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016

	(in thousands)		(in thousands)
Net income	$38,242	$24,933	$77,977	$55,878
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	14,178	18,156	28,857	33,859
Income tax provision	6,369	7,890	17,255	17,399
Depreciation and amortization	25,749	23,841	51,290	48,126
EBITDA	$84,538	$74,820	$175,379	$155,262

Mark-to-market gains or losses from accounting for derivatives	(940)	4,240	(2,463)	2,494
Stock-based compensation	3,630	817	5,343	1,659
Merger and acquisition transaction cost	900	500	1,700	647
Write-off of unsuccessful exploration activities	—	863	—	1,420
Adjusted EBITDA	$88,128	$81,240	$179,959	$161,482